Exhibit 99.1

DATE: May 2, 2013

FOR IMMEDIATE RELEASE

Eastern Insurance Holdings, Inc. Announces First Quarter 2013 Results

Lancaster, Pa. – Eastern Insurance Holdings, Inc. (“EIHI” or the “Company”) (NASDAQ: EIHI) today reported net income for the three months ended March 31, 2013 of $3.2 million, or $0.42 per diluted share, compared to net income of $2.9 million, or $0.37 per diluted share, for the same period in 2012. EIHI’s net income for the three months ended March 31, 2013 includes net realized investment gains of $0.07 per diluted share compared to $0.10 per diluted share for the same period in 2012.

“The first quarter was a strong start to 2013 for EIHI,” said Michael L. Boguski, President and Chief Executive Officer. “I was particularly pleased with our 2013 first quarter consolidated and workers’ compensation insurance segment combined ratios of 92.7 percent and 90.3 percent, respectively, compared to 94.3 percent and 91.6 percent, respectively, for the same period in 2012. The favorable results were driven by solid growth in workers’ compensation insurance direct written premiums, renewal rate increases, favorable premium renewal retention rates and a reduction in our consolidated expense ratio. Workers’ compensation insurance direct written premium increased by 13.1 percent to $63.0 million for the three months ended March 31, 2013 compared to $55.7 million for the same period in 2012, driven by growth in each of our Mid-Atlantic, Southeast, Midwest and Gulf South regional offices. We secured renewal rate increases of 7.0 percent in 2013 compared to 4.0 percent in 2012. The premium renewal retention rate was 90.3 percent for the first quarter of 2013 compared to 84.7 percent for the same period in 2012. Our consolidated expense ratio was 29.4 percent for the first quarter of 2013 compared to 31.0 percent in 2012. The reduction in the consolidated expense ratio is primarily attributable to growth in net earned premium, prudent expense management strategies, and an increase in Alternative Markets fee-based revenue, which is recorded as a reduction to underwriting expenses. I am pleased to report the addition of two new Alternative Market programs in the first quarter of 2013.”

Boguski continued, “Our diluted book value per share was $17.17 as of March 31, 2013 compared to $16.74 per share as of December 31, 2012, an increase of 2.6 percent. The increase in diluted book value per share during the quarter was primarily due to favorable workers’ compensation insurance operating results and an increase in after-tax accumulated other comprehensive income related to our investment portfolio.”

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

May 2, 2013

Boguski added, “We are off to a solid start in 2013 with respect to our strategic business plan which will focus on organic growth initiatives. We were pleased to announce the official opening of the Gulf South regional office in Madison, Mississippi during the first quarter of 2013. “ParallelPay,” the Company’s pay-as-you-go initiative, continues to post impressive production results at favorable loss ratios. ParallelPay’s direct written premium was $7.8 million for the first quarter of 2013 compared to $7.5 million for the same period in 2012.”

Net income (loss) and diluted earnings per share for the three months ended March 31, 2013 and 2012 consisted of the following (in thousands, except per share data):

	2013		2012
	Net Income (Loss)	Diluted Earnings Per Share	Net Income (Loss)	Diluted Earnings Per Share
Workers’ compensation insurance	$3,458	$0.46	$3,148	$0.40
Corporate and other	(224)	(0.04)	(226)	(0.03)

Net income	$3,234	$0.42	$2,922	$0.37

Weighted average fully diluted shares considered outstanding used to calculate diluted earnings per share for the three months ended March 31, 2013 and 2012 were 7,541,887 and 7,729,488, respectively.

Consolidated highlights for the first quarter include:

•

Revenue for the first quarter of 2013 increased to $44.4 million compared to $39.5 million for the same period in 2012. Net premiums earned were $42.3 million for the first quarter of 2013 compared to $36.5 million for the same period in 2012.

•	Net investment income was $703,000 ($489,000 after-tax) for the three months ended March 31, 2013, compared to $950,000 ($652,000 after-tax) for the same period in 2012.

•

The change in equity interest in limited partnerships was income of $443,000 ($320,000 after-tax) for the three months ended March 31, 2013, compared to income of $330,000 ($239,000 after-tax) for the same period in 2012, an increase of $113,000.

•

Net realized investment gains, excluding the segregated portfolio cell reinsurance segment, were $832,000 ($541,000 after-tax) for the three months ended March 31, 2013 compared to net realized investment gains, excluding the segregated portfolio cell reinsurance segment, of $1.2 million ($802,000 after-tax) for the same period in 2012, which included convertible bond investment portfolio after-tax net realized investment gains of $298,000 and $664,000 for the three months ended March 31, 2013 and 2012, respectively. The Company accounts for changes in the estimated fair value of its convertible bond portfolio as a realized gain or loss.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

May 2, 2013

Segment Operating Results

Workers’ Compensation Insurance

EIHI’s workers’ compensation insurance segment reported net income of $3.5 million for the first quarter of 2013, compared to $3.1 million for the first quarter of 2012. Highlights for the first quarter include:

•

Direct written premiums increased to $63.0 million for the three months ended March 31, 2013, compared to $55.7 million for the same period in 2012, an increase of 13.1 percent. Direct written premium includes premium ceded to the segregated portfolio cell reinsurance segment of $16.3 million and $13.2 million for the three months ended March 31, 2013 and 2012, respectively.

•

Audit premium, which results from an examination of the policyholders’ payroll and other records, resulted in the recording of additional premium to the Company which increased net premiums earned by $175,000 for the three months ended March 31, 2013 compared to $1.1 million for the same period in 2012.

•	The combined ratio was 90.3 percent for the first quarter of 2013, compared to 91.6 percent for the same period last year.

•

The calendar period loss and LAE ratio was 64.0 percent for the three months ended March 31, 2013 and 2012. The calendar period loss and LAE ratio was impacted by additional audit premium to the Company of $175,000 for the three months ended March 31, 2013, which decreased the 2013 loss and LAE ratio by 0.3 points compared to additional audit premium to the Company of $1.1 million for the same period in 2012, which decreased the 2012 loss and LAE ratio by 2.5 points. There was no loss reserve development recorded on prior accident years in the workers’ compensation insurance segment for the three months ended March 31, 2013 and 2012.

•

The expense ratio was 25.6 percent for the three months ended March 31, 2013, compared to 27.0 percent for the same period in 2012. The decrease in the expense ratio is primarily attributable to growth in net earned premium, prudent expense management strategies, and an increase in Alternative Markets fee-based revenue, which is recorded as a reduction to underwriting expenses.

Segregated Portfolio Cell Reinsurance

The segregated portfolio cell reinsurance segment has seventeen active programs, including two new programs written in the first quarter of 2013. These programs produce fee-based revenue and segregated portfolio cell dividends for EIHI’s other business segments. Highlights for the first quarter include:

•

Direct premium ceded from the workers’ compensation insurance segment to the segregated portfolio cell reinsurance segment increased to $16.3 million for the three months ended March 31, 2013, compared to $13.2 million for the same period in 2012, an increase of 23.5 percent.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

May 2, 2013

•

Fee-based revenue generated for EIHI’s other business segments by the segregated portfolio cell reinsurance segment was $2.3 million and $2.0 million for the three months ended March 31, 2013 and 2012, respectively.

•

EIHI’s portion of the segregated portfolio cell dividend income for programs in which it has an ownership interest was $450,000 for the three months ended March 31, 2013, compared to $289,000 for the same period in 2012.

Corporate and Other

The corporate and other segment primarily includes corporate expenses and EIHI’s third party administration business. The corporate and other segment recorded a net loss of $224,000 for the three months ended March 31, 2013, compared to a net loss of $226,000 for the three months ended March 31, 2012.

Financial Condition

Total assets were $405.9 million as of March 31, 2013. Shareholders’ equity was $139.7 million as of March 31, 2013. There were no repurchases of our common stock during the three months ended March 31, 2013. As of March 31, 2013, EIHI’s book value per share and diluted book value per share were $17.66 and $17.17, respectively. Outstanding shares used to calculate book value per share and diluted book value per share were 7,910,609 and 9,006,797, respectively, as of March 31, 2013. The basic book value per share calculation includes the impact of restricted stock awards of 396,375 shares. The diluted book value per share calculation includes the additional dilutive impact of stock options to purchase 1,096,188 common shares, which have a weighted average exercise price of $13.61.

Conference Call with Investors

EIHI will hold a conference call with investors beginning at 10:00 a.m. Eastern Time on Friday, May 3, 2013 to review the Company’s 2013 first quarter results. The conference call will be available via a live webcast accessed through the Investor Relations section of www.eihi.com. The dial-in numbers for the conference call are as follows:

Live Call

888-317-6016 (Domestic)

412-317-6016 (International)

855-669-9657 (Canada)

A replay of the conference call will be available through May 20, 2013, at 877-344-7529 (domestic) and 412-317-0088 (international). The replay conference number for the conference call is 10027355. An online archive of the webcast will be available on the Investor Relations section of www.eihi.com.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

May 2, 2013

Consolidated Financial Results

Set forth in the tables below are the unaudited consolidated balance sheets as of March 31, 2013 and December 31, 2012 and unaudited statements of income for the three months ended March 31, 2013 and 2012.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

May 2, 2013

EASTERN INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share data)

	March 31, 2013	December 31, 2012
ASSETS
Investments:
Fixed income securities, at estimated fair value (amortized cost, $148,418; $145,486)	$151,345	$148,976
Convertible bonds, at estimated fair value (amortized cost, $20,992; $18,207)	23,067	19,747
Equity securities, at estimated fair value (cost, $20,690; $20,462)	25,587	23,200
Other long-term investments, at estimated fair value (cost, $8,000; $7,000)	11,417	9,974

Total investments	211,416	201,897
Cash and cash equivalents	45,657	48,075
Accrued investment income	997	858
Premiums receivable (net of allowance, $225; $225)	81,647	67,525
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	20,006	19,676
Deferred acquisition costs	11,022	9,497
Deferred income taxes, net	4,103	3,239
Federal income taxes recoverable	—	—
Intangible assets	4,170	4,331
Goodwill	10,752	10,752
Other assets	16,166	14,902

Total assets	$405,936	$380,752

LIABILITIES
Reserves for unpaid losses and loss adjustment expenses	$120,773	$117,728
Unearned premium reserves	90,817	73,775
Advance premium	134	672
Accounts payable and accrued expenses	19,694	23,540
Ceded reinsurance balances payable	11,366	9,273
Segregated portfolio cell dividend payable	19,080	17,354
Policyholder dividends payable	2,428	2,312
Federal income taxes payable	1,911	243

Total liabilities	266,203	244,897

SHAREHOLDERS’ EQUITY
Series A preferred stock, par value $0, auth. shares—5,000,000; no shares issued and outstanding	—	—
Common capital stock, par value $0, auth. shares—20,000,000; issued—11,927,714 and 11,927,714, respectively; outstanding—7,910,609 and 7,910,609, respectively	—	—
Unearned ESOP compensation	(2,432)	(2,616)
Additional paid in capital	117,837	117,443
Treasury stock, at cost (4,017,105 and 4,017,105 shares, respectively)	(56,532)	(56,532)
Retained earnings	77,699	75,169
Accumulated other comprehensive income, net	3,161	2,391

Total shareholders’ equity	139,733	135,855

Total liabilities and shareholders’ equity	$405,936	$380,752

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

May 2, 2013

EASTERN INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED STATEMENTS OF INCOME

(Unaudited, in thousands, except share and per share data)

	Three Months Ended
	March 31, 2013	March 31, 2012
Revenue:
Net premiums earned	$42,344	$36,486
Net investment income	703	950
Change in equity interest in limited partnerships	443	330
Net realized investment gains (losses)	842	1,691
Other revenue	69	84

Total revenue	$44,401	$39,541

Expenses:
Losses and loss adjustment expenses incurred	26,552	22,915
Acquisition and other underwriting expenses	5,434	5,432
Other expenses	6,868	5,687
Amortization of intangible assets	160	202
Policyholder dividends	247	183
Segregated portfolio dividend expense	629	996

Total expenses	39,890	35,415

Income before income taxes	4,511	4,126

Income tax expense	1,277	1,204

Net income	$3,234	$2,922

Earnings per share (EPS):
Basic shares outstanding	7,528,209	7,603,017
Basic EPS	$0.42	$0.38

Diluted shares outstanding	7,541,887	7,729,488
Diluted EPS	$0.42	$0.37

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

May 2, 2013

Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “project,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. No assurance can be given that management’s expectations, beliefs or projections will occur or be achieved or accomplished. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our growth strategies and investment objectives; the further deterioration in the fixed income and equity security markets, the effects of intense competition; the loss of one or more principal employees; the geographic concentration of our business; the failure of independent insurance brokers to adequately market our products; and other factors described in our filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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SOURCE:	Eastern Insurance Holdings, Inc.
CONTACT:	Kevin Shook, Executive Vice President, Treasurer and Chief Financial Officer
(717) 735-1660, kshook@eains.com